                                                                    Exhibit 99.2



F O R   I M M E D I A T E   R E L E A S E

                                            OCTOBER 17, 2000
                                            FOR MORE INFORMATION CONTACT:
                                            RAY BRAUN - (419) 247-2800
                                            MIKE CRABTREE - (419) 247-2800


              HEALTH CARE REIT, INC. REPORTS THIRD QUARTER RESULTS;
                            DECLARES REGULAR DIVIDEND

      AGREEMENT TO RESTRUCTURE INVESTMENT IN LARGE ASSISTED LIVING OPERATOR

Toledo, Ohio, October 17, 2000........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for its third quarter and nine months ending September 30, 2000. The company's strategies to enhance the quality of its portfolio and reduce debt are successfully being implemented.

"We are pleased with our operating results for the quarter, and are on track to complete our $200 million asset divestiture program," commented George L. Chapman, chairman and chief executive officer. "Although the divestiture program has created a modest reduction in asset size and FFO results, this strategy has effectively preserved the company's fundamental credit qualities. The company's low leverage of 38 percent debt to total capitalization and EBITDA coverage at
3.5 times strongly support the interest and dividend payments. We intend to maintain the dividend at its current level, with increases to resume once capital becomes available at costs that permit accretive investment activity."

The Board of Directors voted to declare a dividend for the quarter ended September 30, 2000, of $0.585 per share as compared with $0.575 per share for the same period in 1999. The dividend represents the 118th consecutive dividend payment. The dividend will be payable November 20, 2000, to shareholders of record on October 31, 2000.

SUMMARY OF THIRD QUARTER RESULTS
--------------------------------
(in thousands, except per share numbers)

---------------------------------------------------------------------------------------------------------------
                                               THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                 SEPT. 30, 2000                     SEPT. 30, 1999
---------------------------------------------------------------------------------------------------------------
Revenues                                            $33,906                            $34,160
---------------------------------------------------------------------------------------------------------------
Net Income                                          $13,785                            $16,195
---------------------------------------------------------------------------------------------------------------
FFO                                                 $19,215                            $19,896
---------------------------------------------------------------------------------------------------------------
Net Income Per Diluted Share                          $0.48                              $0.57
---------------------------------------------------------------------------------------------------------------
FFO Per Diluted Share                                 $0.67                              $0.70
---------------------------------------------------------------------------------------------------------------
Dividend Per Share                                   $0.585                             $0.570
---------------------------------------------------------------------------------------------------------------
FFO Payout Ratio                                         87%                                81%
---------------------------------------------------------------------------------------------------------------

Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, totaled $19.2 million, or $0.67 per diluted share, for the latest three months, compared with $19.9 million, or $0.70 per diluted share, for the third quarter of 1999. Revenues were mostly unchanged as a result of increased rental income from newly converted construction properties offsetting the decline in the investment base as a result of asset dispositions.

Net income was reduced by about 15 percent during the quarter primarily as a result of an increase in the company's provision for depreciation, the level of non-recurring revenue recognized in the comparable periods in 1999, and an increase in interest expense. The provision for depreciation in the third quarter totaled $6.0 million compared with $4.6 million for the same period in 1999. The increased provision for depreciation primarily was the result of additional investments in properties owned directly by the company. Included in net income for the third quarter of 1999 were non-recurring gains and prepayment fees of $907,000 compared with $555,000 for the third quarter of 2000. Interest expense for the latest three months was $8.4 million compared with $7.7 million for the same period in 1999. The company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the company. The company's interest expense is reduced by the amount capitalized. As a result of reduced construction financing, capitalized interest for the 2000 third quarter totaled $600,000 compared with $1.9 million for the same period in 1999.

SUMMARY OF YEAR-TO-DATE RESULTS
-------------------------------
(in thousands, except per share numbers)

-------------------------------------------------------------------------------------------------------
                                           NINE MONTHS ENDED              NINE MONTHS ENDED
                                             SEPT. 30, 2000                 SEPT. 30, 1999
-------------------------------------------------------------------------------------------------------
Revenues                                        $103,178                        $95,496
-------------------------------------------------------------------------------------------------------
Net Income                                       $43,130                        $48,201
-------------------------------------------------------------------------------------------------------
FFO                                              $58,559                        $58,547
-------------------------------------------------------------------------------------------------------
Net Income Per Diluted Share                       $1.51                          $1.70
-------------------------------------------------------------------------------------------------------
FFO Per Diluted Share                              $2.05                          $2.06
-------------------------------------------------------------------------------------------------------
Dividend Per Share                                 $1.75                         $1.695
-------------------------------------------------------------------------------------------------------
FFO Payout Ratio                                      85%                            82%
-------------------------------------------------------------------------------------------------------

The decline in net income again was related primarily to an increase in the provision for depreciation, the level of non-recurring revenue recognized in the comparable periods in 1999, and increases in interest expense. For the nine months of 2000, the provision for depreciation totaled $16.6 million compared with $12.6 million for the same period in 1999. The increased provision for depreciation was the result of additional investments in properties owned directly by the company. Included in net income for the nine- month period of 2000 were non-recurring gains and prepayment fees of $1.1 million compared with $2.3 million for the nine-month period of 1999. During the recent nine-month period, interest expense totaled $26.1 million compared with $18.7 million for the same period last year, with capitalized interest totaling $2.7 million compared with $7.0 million for the same period in 1999.

ASSET SALES EFFECTIVE IN REDUCING DEBT. During the first nine months of 2000, the company completed asset sales totaling $161 million. The proceeds derived from the sales were used to meet debt maturities, satisfy unfunded commitment obligations, and pay down the company's line of credit arrangements. The asset sales contributed to an 8 percent reduction in total assets, which at September 30, 2000, totaled $1.16 billion.

At September 30, 2000, the company had a total outstanding debt balance of $439 million compared with $539 million at December 31, 1999, and shareholders' equity of $703 million, which represents a debt to total capitalization ratio of
0.38 to 1.0. During the first nine months of 2000, the company's coverage ratio of EBITDA to interest was 3.5 to 1.0.

SUMMERVILLE RESTRUCTURING. The company also announced that it has reached agreement with Summerville Senior Living, Inc. ("Summerville"), subject to usual and customary closing conditions, for restructuring its investment in Summerville and its facilities. The restructuring results from Summerville's decision to refocus its operations in targeted markets where it can achieve operating efficiencies, such as in its California markets. Health Care REIT's facilities are dispersed predominately in the Eastern U.S. and consist of 11 assisted living facilities and one development site with an investment balance of approximately $136 million. The agreement provides for the company to substitute operators at 10 of the Summerville facilities, Summerville to substantially repay existing company subdebt, and the company to make an equity investment in the reorganized Summerville. The company has reached agreements to re-lease 10 facilities to regional operators.

"We are pleased with this agreement that balances the interests of Summerville and Health Care REIT," said Chapman. "It is logical that Summerville focus its efforts predominately in the Western U.S., an area in which its current CEO built a strong portfolio with a high percentage of stabilized properties. The company will take the opportunity to make a new investment in Summerville. Most importantly, with

Summerville's full cooperation and support, the company will be able to re-lease our facilities to five proven, regionally focused operators with whom we have had a positive, long-term relationship."

OUTLOOK REMAINS FAVORABLE FOR FOURTH QUARTER 2000. Based on current market conditions, the company expects FFO per diluted share of $0.66 to $0.67 for the fourth quarter of 2000. Based on recurring construction funding and existing commitments to operators, the company anticipates new investments of $15 to $20 million with an average yield of 11.5 to 12.0 percent. The company currently is working with several potential buyers and expects to close on asset dispositions totaling $30 to $50 million by the end of the fourth quarter 2000.

CONFERENCE CALL INFORMATION.
Health Care REIT has scheduled a conference call on October 18, 2000 at 11:00 a.m. EST to discuss its third quarter 2000 performance, the Summerville restructuring, industry trends, and its outlook for the fourth quarter and year-end. To participate, log on to www.hcreit.com or www.streetevents.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through StreetEvents' website.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At September 30, 2000, the company had investments in 209 health care facilities in 34 states and had total assets of approximately $1.2 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                             SEPTEMBER 30
                                                     ----------------------------
                                                        2000              1999
                                                     -----------      -----------
ASSETS
Real estate investments:
   Real property owned
     Land                                            $    71,289      $    63,627
     Buildings & improvements                            739,437          687,429
     Construction in progress                             23,744           77,717
                                                     -----------      -----------
                                                         834,470          828,773
     Less accumulated depreciation                       (46,820)         (32,113)
                                                     -----------      -----------
     Total real property owned                           787,650          796,660

Loans receivable
     Real property loans                                 314,570          411,842
     Subdebt investments                                  27,551           22,242
                                                     -----------      -----------
                                                         342,121          434,084
Less allowance for losses on loans receivable             (6,337)          (5,437)
                                                     -----------      -----------
                                                         335,784          428,647
                                                     -----------      -----------
     Net real estate investments                       1,123,434        1,225,307

Other assets:
     Equity investments                                    5,556            7,570
     Deferred loan expenses                                3,065            3,342
     Cash and cash equivalents                             3,516            7,779
     Receivables and other assets                         26,712           17,861
                                                     -----------      -----------
                                                          38,849           36,552
                                                     -----------      -----------
TOTAL ASSETS                                         $ 1,162,283      $ 1,261,859
                                                     ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations     $   118,850      $   178,100
     Senior unsecured notes                              255,000          290,000
     Secured debt                                         64,867           61,364
     Accrued expenses and other liabilities               20,554           24,269
                                                     -----------      -----------
Total liabilities                                    $   459,271      $   553,733

Shareholders' equity:
     Preferred Stock                                     150,000          150,000
     Common Stock                                         28,691           28,413
     Capital in excess of par value                      526,307          522,057
     Undistributed net income                              2,001           10,642
     Accumulated other
         comprehensive income                               (715)             875
     Unamortized restricted stock                         (3,272)          (3,861)
                                                     -----------      -----------

TOTAL SHAREHOLDERS' EQUITY                           $   703,012      $   708,126
                                                     -----------      -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 1,162,283      $ 1,261,859
                                                     ===========      ===========

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                                                      SEPTEMBER 30              SEPTEMBER 30
                                                 ---------------------     ---------------------
                                                   2000        1999          2000         1999
                                                 --------     --------     --------     --------
Revenues:
     Operating lease rents                       $ 22,266     $ 19,554     $ 65,984     $ 51,828
     Interest income                                9,695       12,419       31,408       36,502
     Commitment fees and other income               1,390        1,280        4,657        4,898
     Prepayment fees                                    0          907           57        1,565
     Gain on sale of properties                       555            0        1,072          703
                                                 --------     --------     --------     --------
Gross Revenues                                     33,906       34,160      103,178       95,496

Expenses:
     Interest expense                            $  8,411     $  7,733     $ 26,093     $ 18,682
     Provision for depreciation                     5,985        4,608       16,558       12,614
     General and administrative                     1,823        1,881        5,654        5,427
     Loan expense                                     276          242          879          660
     Provision for losses                             250          150          750          450
                                                 --------     --------     --------     --------
Total Expenses                                     16,745       14,614       49,934       37,833
                                                 --------     --------     --------     --------

Net Income                                         17,161       19,546       53,244       57,663

Preferred stock dividends                           3,376        3,351       10,114        9,462
                                                 --------     --------     --------     --------

Net Income Available to
   Common Shareholders                           $ 13,785     $ 16,195     $ 43,130     $ 48,201
                                                 ========     ========     ========     ========

Average number of common shares outstanding:
     Basic                                         28,507       28,196       28,460       28,141
     Diluted                                       28,650       28,418       28,603       28,403

Net income per share:
     Basic                                       $   0.48     $   0.57     $   1.52     $   1.71
     Diluted                                         0.48         0.57         1.51         1.70

Funds from operations                            $ 19,215     $ 19,896     $ 58,559     $ 58,547

Funds from operations per share:
     Basic                                       $   0.67     $   0.71     $   2.06     $   2.08
     Diluted                                         0.67         0.70         2.05         2.06

Dividends per share                              $  0.585     $  0.570     $  1.750     $  1.695

HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - SEPTEMBER 30, 2000

-----------------------------------------------------------------------------------------------------------------------
PORTFOLIO COMPOSITION ($000'S)                                                                              EXHIBIT 1
------------------------------


BALANCE SHEET DATA                        # Properties         # Beds/Units           Balance           % Balance
                                       -------------------- ------------------- -------------------- -----------------
  Real Property                                 153               12,220            $    787,650              70%
  Loans Receivable                               56                5,779                 314,570              28%
  Subdebt Investments                          -na-                 -na-                  27,551               2%
                                       -------------------- ------------------- -------------------- -----------------
Total Investments                               209               17,999            $  1,129,771             100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (1)         % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Assisted Living Facilities                    154               10,372            $    758,975              66%
  Nursing Homes                                  47                6,625                 292,186              26%
  Specialty Care Facilities                       6                  708                  83,147               7%
  Behavioral Care                                 2                  294                   7,408               1%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         209               17,999            $  1,141,716             100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (1)       % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Publicly Traded                                73                4,408            $    272,537              24%
  Key Private                                    91                8,919                 665,919              58%
  Privately Held                                 45                4,672                 203,260              18%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         209               17,999            $  1,141,716             100%
-----------------------------------------------------------------------------------------------------------------------

NOTE: (1) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND
          CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,129,771,000 AND $11,945,000,
          RESPECTIVELY.
-----------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------

REVENUE COMPOSITION ($000'S)                                            EXHIBIT 2
----------------------------


                                 Three Months Ended          Nine Months Ended
                                  September 30, 2000         September 30, 2000
                                 ---------------------      ---------------------
REVENUE BY INVESTMENT TYPE
  Real Property                  $ 23,456           69%     $ 69,925           68%
  Loans Receivable & Other          9,846           29%       32,124           31%
  Subdebt Investments                 604            2%        1,127            1%
                                 --------     --------      --------     --------
  Total                          $ 33,906          100%     $103,178          100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities     $ 22,284           66%     $ 69,478           67%
  Nursing Homes                     8,785           26%       25,254           25%
  Specialty Care Facilities         2,837            8%        8,446            8%
  Behavioral Care                       0            0%            0            0%
                                 --------     --------      --------     --------
  Total                          $ 33,906          100%     $103,178          100%

REVENUE BY OWNER TYPE

  Publicly Traded                $  8,126           24%     $ 23,948           23%
  Key Private                      20,665           61%       63,826           62%
  Privately Held                    5,115           15%       15,404           15%
                                 --------     --------      --------     --------
  Total                          $ 33,906          100%     $103,178          100%
------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
REVENUE COMPOSITION (CONTINUED) ($000'S)                                                            EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                         Current Lease          Current Interest           Interest and
       Year               Revenue (1)              Revenue (1)            Lease Revenue           % of Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000             $      1,783             $        375              $      2,158                2%
       2001                        0                    1,804                     1,804                2%
       2002                    1,738                    6,142                     7,880                6%
       2003                    2,770                    1,484                     4,254                3%
       2004                      410                    5,068                     5,478                4%
    Thereafter                83,980                   22,922                   106,902               83%
                    ------------------------ ------------------------ ----------------------- -------------------
      Total             $     90,681             $     37,795              $    128,476              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
COMMITTED INVESTMENT BALANCES                                                                         EXHIBIT 4
-----------------------------

($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                             Committed Balance    Investment per
                                      # Properties         # Beds/Units             (1)              Bed/Unit
                                    ------------------- ------------------- -------------------- ----------------
  Assisted Living Facilities                154               10,372           $     780,152       $      75,217
  Nursing Homes                              47                6,625                 292,186              44,104
  Specialty Care Facilities                   6                  708                  83,147             117,439
  Behavioral Care                             2                  294                   7,409              25,201
                                    ------------------- ------------------- -------------------- ----------------
  Total                                     209               17,999           $   1,162,894           -na-

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR
           WHICH INITIAL FUNDING HAD COMMENCED.

-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
OPERATOR CONCENTRATION ($000'S)                                                                        EXHIBIT 5
-------------------------------


CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------- ---------------------- ------------------
  Summerville Healthcare                                   12               $   144,831                   13%
  Life Care Centers of America, Inc.                       13                    87,214                    8%
  Alterra Healthcare                                       38                    86,569                    8%
  Atria Senior Quarters                                     9                    83,783                    7%
  Merrill Gardens                                          15                    67,311                    6%
  Remaining Operators                                     122                   672,008                   58%
                                                ----------------------- ---------------------- ------------------
  Total                                                   209               $ 1,141,716                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- ------------------
  Summerville Healthcare                                   12               $    11,328                   11%
  Atria Senior Quarters                                     9                     7,991                    8%
  Life Care Centers of America, Inc.                       13                     6,044                    6%
  Alterra Healthcare                                       38                     7,823                    8%
  Merrill Gardens                                          15                     4,739                    5%
  Remaining Operators                                     122                    65,253                   62%
                                                ----------------------- ---------------------- ------------------
  Total                                                   209               $   103,178                  100%

NOTES: (1) NINE MONTHS ENDED SEPTEMBER 30, 2000
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
SELECTED FACILITY DATA                                                                                         EXHIBIT 6
----------------------



                                                                                                 Coverage Data
                                                               % Payor Mix             ----------------------------------
                                                  -----------------------------------      Before            After
                                    Census                Private         Medicare        Mgt. Fees         Mgt. Fees
                               ------------------ ------------------------------------ ------------------ ---------------
Nursing Homes                         83%                  24%                13%            1.90x            1.33x
Assisted Living Facilities            91%                 100%                 0%            1.35x            1.16x
Specialty Care Facilities             58%                  17%                29%            1.99x            1.50x
Behavioral Care                       53%                  30%                70%            2.53x            1.24x
                                                                                       ------------------ ---------------
                                                              Weighted Averages              1.66x            1.27x
NOTES: DATA AS OF JUNE 30, 2000

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                        EXHIBIT 7
-------------------------------------------------

                                          Balance      % Investment
                                       --------------- -----------------

Cross Defaulted                         $ 1,045,897         92%  of gross real estate investments
Cross Collateralized                        292,962          93% of mortgage loans
Bank Letters of Credit & Cash                30,548           3% of investment balance

CURRENT CAPITALIZATION ($000'S)           Balance         % Balance                    LEVERAGE & PERFORMANCE RATIOS
-------------------------------        --------------- -----------------          ----------------------------------------


Borrowings Under Bank Lines             $   118,850          10%                  Debt/Total Book Cap               38%
Long-Term Debt Obligations                  319,867          28%                  Debt/Equity                       62%
Shareholders' Equity                        703,012          62%                  Interest Coverage       3.59x 3rd Qtr.
                                       --------------- -----------------                                  3.46x L12M
   Total Book Capitalization            $ 1,141,729         100%
                                                                                  FFO Payout Ratio        87% 3rd Qtr.
                                                                                                          85% L12M
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                               EXHIBIT  8
-----------------------------------------------


       Year           Lines of Credit (1)         Senior Notes             Secured Debt             Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000              $         0             $           0             $          16        $         16
       2001                  200,000                    10,000                        67             210,067
       2002                        0                    20,000                        75              20,075
       2003                        0                    35,000                        84              35,084
       2004                        0                    40,000                    64,133             104,133
       2005                        0                         0                       492                 492
       2006                        0                         0                         0                   0
    Thereafter                     0                   150,000                         0             150,000
                    ------------------------ ------------------------ ----------------------- -------------------
      Total              $   200,000             $     255,000             $      64,867        $    519,867


NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
      INVESTMENT ACTIVITY ($000'S)                                                                            EXHIBIT 9
      ----------------------------

                                                 Three Months Ended                          Nine Months Ended
                                                 September 30, 2000                          September 30, 2000
                                          ---------------------------------           ---------------------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                        $     3,086           27%                    $    14,856           28%
      Mortgage & Other Loans                         0            0%                              0            0%
      Construction Advances                      7,298           64%                         27,833           52%
      Direct Investments                         1,071            9%                         11,012           20%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    11,455          100%                    $    53,701          100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities           $     8,491           74%                    $    44,002           82%
      Nursing Homes                              2,964           26%                          9,699           18%
      Behavioral Care                                0            0%                              0            0%
      Specialty Care Facilities                      0            0%                              0            0%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    11,455          100%                    $    53,701          100%
-------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------------

GEOGRAPHIC CONCENTRATION ($000'S)                                                            EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  South                                                   119               $   556,542                   49%
  Northeast                                                31                   258,314                   23%
  West                                                     33                   197,970                   17%
  Midwest                                                  26                   128,890                   11%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   209               $ 1,141,716                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    34               $   138,548                   12%
  Florida                                                  28                   138,327                   12%
  Massachusetts                                            14                   113,251                   10%
  North Carolina                                           12                    68,467                    6%
  New York                                                  6                    64,676                    6%
  Remaining States                                        127                   618,447                   54%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   209               $ 1,141,716                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    34               $    14,765                   14%
  Florida                                                  28                    10,839                   11%
  Massachusetts                                            14                     9,309                    9%
  North Carolina                                           12                     6,728                    7%
  New York                                                  6                     5,403                    5%
  Remaining States                                        127                    56,134                   54%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   209               $   103,178                  100%

NOTES: (1) NINE MONTHS ENDED SEPTEMBER 30, 2000
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

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FUNDS FROM OPERATIONS COMPUTATION ($000'S)                                                         EXHIBIT 11
------------------------------------------

                                                             Three Months Ended            Nine Months Ended
                                                             September 30, 2000           September 30, 2000
                                                       ------------------------------- --------------------------


Net Income Available to Common Shareholders                      $    13,785                   $    43,130
Add:      Depreciation Expense                                         5,985                        16,558
          Loss on Sale of Assets                                           0                             0
          Asset Impairment Charges                                         0                             0
Deduct:   Gain on Sale of Assets                                        (555)                       (1,072)
          Prepayment Fees                                                 (0)                          (57)
                                                       ---------------------------- -- --------------------------

Funds From Operations (FFO)                                      $    19,215                   $    58,559

Average Common Shares Outstanding:
          Basic                                                       28,507                        28,460
          Diluted                                                     28,650                        28,603

FFO Per Common Share:
          Basic                                                  $       .67                   $      2.06
          Diluted                                                $       .67                   $      2.05
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